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                                                                   EXHIBIT 23.02


                              CONSENT OF KPMG LLP,
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Ocular Sciences, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-32999) on Form S-8 of Ocular Sciences, Inc. of our reports dated January 27, 1999, relating to the consolidated balance sheets of Ocular Sciences, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of Ocular Sciences, Inc.


                                                              KPMG LLP


San Francisco, California
March 30, 1999